Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of B. Riley Financial, Inc. on Form S-3 (File Nos. 333-203534, 333-214234, 333-221715 and 333-252513) and Form S-8 (File Nos. 333-202876, 333-218457, 333-226589 and 333-234453) of our report dated March 3, 2021, except for effects of the revised segments disclosed in Note 22 as to which the date is June 25, 2021, with respect to our audits of the consolidated financial statements of B. Riley Financial, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 of B. Riley Financial, Inc. as of December 31, 2020, which report is included in this Form 8-K of B. Riley Financial, Inc.

/s/ Marcum llp

Marcum llp

New York, NY

June 25, 2021